EXHIBIT 99.1

Adams Resources & Energy, Inc.
Announces Board of Director Changes

Houston, Texas (September 20, 2005) -- Adams Resources & Energy, Inc. (AMEX:AE) announced today the resignations of R. H. (Steve) Stevens, Jr. and Vincent H. Buckley from its Board of Directors.

The resignations result from Director Stevens and his firm, Stevens & Company, LLP, entering into a direct business relationship with Mr. K. S. Adams, Jr., Chairman and Chief Executive Officer of the Company. With this new business relationship, Mr. Stevens may no longer qualify as an independent director of the Company under American Stock Exchange guidelines. Therefore, effective September 20, 2005, Mr. Stevens resigned as a member of the Board of Directors of Adams Resources & Energy, Inc. He was subsequently appointed as a non-voting advisory member of the Board.

In order to maintain the makeup of the Company’s Board of Directors to include a majority of outside independent directors, Mr. Vincent Buckley agreed to resign as a Director as of September 20, 2005. Mr. Buckley has also been appointed a non-voting advisory member of the Board and he continues as Executive Vice President and General Counsel of the Company.

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Adams Resources & Energy, Inc., through its subsidiaries, is engaged in the business of marketing crude oil, natural gas and petroleum products; tank truck transportation of liquid chemicals; and oil and gas exploration and production.